ITEM 24 (b) EXHIBITS

8 (m)

Amendment dated July 1, 2002, to Fund Participation Agreement dated Novermber 21, 1995, among

Annuity Investors Life Insurance Company and Dreyfus Life and Annuity Index Fund, Inc.

(d/b/a/ Dreyfus Stock Index Fund)

AMENDMENT TO FUND PARTICIPATION AGREEMENT

This Amendment to the Fund Participation Agreement (the "Amendment"), made to be effective as of the 1st day of July, 2002, by and among ANNUITY INVESTORS LIFE INSURANCE COMPANY ("Insurance Company"), and DREYFUS LIFE AND ANNUITY INDEX FUND, INC. (d/b/a DREYFUS STOCK INDEX FUND) ("Fund"), hereby amends the Fund Participation Agreement dated November 21, 1995 (the "Agreement"), in the following manner:

  The current paragraph 1.11 is amended to read as follows:

  "'Separate Account' shall mean the separate accounts listed on Exhibit A, attached hereto, each a separate account established by Insurance Company in accordance with the laws of the State of Ohio."

  The Agreement is amended to add Paragraph 1.13 as follows:

"Participating Fund" shall mean each Fund, including, as applicable, any series thereof, specified in Exhibit A, as such Exhibit may be amended from time to time by agreement of the parties hereto, the Shares (as defined below) of which are available to serve as the underlying investment medium for the aforesaid Contracts.

3. The Agreement is amended to add Paragraph 1.14 as follows:

"Shares" shall mean (i) each class of shares of a Participating Fund set forth on Exhibit A next to the name of such Participating Fund, as such Exhibit may be revised from time to time, or (ii) if no class of shares is set forth on Exhibit A next to the name of such Participating Fund, the shares of the Participating Fund.

4. The Agreement is amended by deleting Paragraph 3.4, and replacing it in its entirety as follows:

Fund shall use its best efforts to provide closing net asset value, dividend and capital gain (loss) information on a per-share and Fund basis to Insurance Company by 6:00 p.m. Eastern Time on each Business Day. Any non-material errors in the calculation of net asset value, dividend and capital gain (loss) information will be corrected in the next Business Day's net asset value per share. Any material error in the calculation of net asset value, dividend or capital gain (loss) information shall be reported immediately upon discovery to Insurance Company.

  The Agreement is amended to add Article XV, as follows:

ARTICLE XV

CONFIDENTIALITY AND PRIVACY

Subject to law and regulatory authority, each party hereto shall treat as confidential all information pertaining to the owners of the Variable Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted or required by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information until such time as it may come into the public domain without the express written consent of the affected party. Each party hereto shall be solely responsible for the compliance of their officers, directors, employees, agents, independent contractors, and any affiliated and non-affiliated third parties with all applicable privacy-related laws and regulations including but not limited to the Gramm-Leach-Bliley Act and Regulation S-P. The provisions of this Article XV shall survive the termination of this Agreement.

6. The Agreement is amended to add Exhibit A, attached hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Fund Participation Agreement Amendment, to be effective as of the date first above written.

ANNUITY INVESTORS LIFE INSURANCE COMPANY

By: _______________________________

James L. Henderson

Its: Vice President

Attest: _________________________

John P. Gruber, Vice President

DREYFUS LIFE AND ANNUITY INDEX FUND, INC. (d/b/a DREYFUS STOCK INDEX FUND)

By: _______________________________

Its:

Attest: _____________________

EXHIBIT A

Annuity Investors Variable Account A (May 26, 1995)

Fund Code Fund Name

763 Dreyfus Stock Index Fund - Initial Shares

Annuity Investors Variable Account B (December 19, 1996)

Fund Code Fund Name

  Dreyfus Stock Index Fund - Initial Shares

Annuity Investors Variable Account C (November 7, 2001)

Fund Code Fund Name

427 Dreyfus Stock Index Fund - Service Shares